The Shareholders and Board of Trustees
USAA Investment Trust:

We  consent  to the  use of our  report  dated  July 9,  1997  on the  financial statements of the Growth and Tax Strategy Fund, a separate fund of USAA Investment Trust (the Trust), as of and for the year ended May 31, 1997 included in the Fund's Annual Report to Shareholders for the year ended May 31, 1997 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" and "Independent Auditors" as part of Post-Effective Amendment No. 24 under the Securities Act of 1933, as amended, and Amendment No. 26 under the Investment Company Act of 1940, as amended, to the Trust's Registration Statement on Form N-1A.


                                                  /s/ KPMG Peat Marwick LLP
                                                  ------------------------------
                                                  KPMG Peat Marwick LLP
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